Exhibit 99.1

Victory Capital Reports December 2021 Assets Under Management

Schedules Fourth-Quarter Financial Results Conference Call for February 11

SAN ANTONIO, Texas--(BUSINESS WIRE)--January 12, 2022--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $183.7 billion as of December 31, 2021. The Company also reported that net flows were negative during the fourth-quarter period.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	Dec. 31, 2021	Nov. 30, 2021
Solutions[2]	$62,003	$41,338
Fixed Income	35,119	35,160
U.S. Mid Cap Equity	30,578	29,235
U.S. Small Cap Equity	20,094	19,655
U.S. Large Cap Equity	15,766	15,495
Global / Non-U.S. Equity	15,757	15,236
Alternative Investments	795	795
Other	442	427
Total Long-Term Assets	$180,554	$157,342
Money Market / Short Term Assets	3,100	3,120
Total Assets Under Management	$183,654	$160,462

By Vehicle
Mutual Funds[3]	$124,142	$121,667
Separate Accounts and Other Pooled Vehicles[2,4]	54,641	34,254
ETFs	4,871	4,541
Total Assets Under Management	$183,654	$160,462

[1]Total AUM includes both discretionary and non-discretionary client assets. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

[2]Includes approximately $19.3 billion of acquired assets associated with the WestEnd Advisors acquisition that closed on December 31, 2021. These assets had no economic impact on operations in 2021 and had no effect on asset flows, revenues, or earnings in the fourth-quarter or full-year period ended December 31, 2021.

[3]Includes institutional and retail share classes, money market and VIP funds.

[4]Includes collective trust funds, wrap program accounts, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

Fourth-Quarter Conference Call and Webcast Details

Victory Capital will report fourth-quarter 2021 financial results after the market closes on Thursday, February 10, 2022. The Company’s management team will host a conference call the following morning, February 11, at 8:00 a.m. ET to discuss the results. Victory Capital’s earnings release and supplemental materials will be available on the investor relations section of the Company’s website at https://ir.vcm.com before the conference call begins.

To participate in the conference call, please call (877) 823-8673 (domestic) or (647) 689-4067 (international), shortly before 8:00 a.m. ET and reference the Victory Capital Conference Call. A live, listen-only webcast will also be available via the investor relations section of the Company’s website at https://ir.vcm.com. For anyone who is unable to join the live event, an archive of the webcast will be available for replay, at the same location, shortly after the call concludes.

About Victory Capital

Victory Capital is a diversified global asset management firm with $183.7 billion in assets under management as of December 31, 2021. It was ranked ninth on Fortune’s list of the 100 Fastest Growing Companies for 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment products, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, and a 529 Education Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com